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                                                                   EXHIBIT 12.01

              ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             (DOLLARS IN THOUSANDS)

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
                                                                                                    PRO FORMA
                                       YEAR ENDED MARCH 31,                    PRO FORMA   THREE      THREE
                          ---------------------------------------------------    YEAR      MONTHS    MONTHS
                                                                                 ENDED     ENDED      ENDED
                                                                               MARCH 31,  JUNE 30,  JUNE 30,
                            1993      1994      1995       1996       1997       1997       1997      1997
                          --------  --------  ---------  ---------  ---------  ---------  --------  ---------
Loss before Income
 Taxes,
  Extraordinary Loss and
   Cumulative Effect of
   Change in Accounting
   Principle............  $(99,766) $(94,706) $(111,759) $(122,680) $(119,290) $(150,675) $(44,731) $(52,577)
Add: Combined Fixed
   Charges and Preferred
   Stock Dividends,
   Excluding Capitalized
   Interest.............   170,376   187,439    200,927    217,170    249,113    280,498    66,936    74,782
  Equity in loss of
   joint ventures.......    46,841    30,054     44,349     46,257     59,169     59,169    21,738    21,738
                          --------  --------  ---------  ---------  ---------  ---------  --------  --------
Net Earnings Available
 for
 Combined Fixed Charges
 and
 Preferred Stock Divi-
 dends..................   117,451   122,787    133,517    140,747    188,992    188,992    43,943    43,943
                          --------  --------  ---------  ---------  ---------  ---------  --------  --------
Combined Fixed Charges
 and Preferred Stock
 Dividends:
  Interest and Preferred
   Stock Dividends......   164,859   182,136    195,698    210,691    240,692    272,077    63,888    71,734
  Capitalized interest..     1,009     1,345      1,736      1,766      1,727      1,727       347       347
  Amortization of debt
   issuance costs.......     4,155     3,987      3,792      4,917      6,344      6,344     2,470     2,470
  Interest portion of
   rent expense.........     1,362     1,316      1,437      1,562      2,077      2,077       578       578
                          --------  --------  ---------  ---------  ---------  ---------  --------  --------
Total Combined Fixed
 Charges and Preferred
 Stock Dividends........   171,385   188,784    202,663    218,936    250,840    282,225    67,283    75,129
                          --------  --------  ---------  ---------  ---------  ---------  --------  --------
Ratio of Earnings to
 Combined Fixed Charges
 and Preferred Stock
 Dividends..............        --        --         --         --         --         --        --        --
Deficiency in Earnings
 Required to Cover
 Combined Fixed Charges
 and Preferred Stock
 Dividends..............  $ 53,934  $ 65,997  $  69,146  $  78,189  $  61,848  $  93,233  $ 23,340  $ 31,186
                          ========  ========  =========  =========  =========  =========  ========  ========
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